Exhibit 99.56

Diodes Incorporated
FOR IMMEDIATE RELEASE

                  Diodes, Inc. Named to Business 2.0 Magazine's
                      "100 Fastest Growing Tech Companies"

Westlake Village, California,  September 16, 2002 - Diodes Incorporated (Nasdaq:
DIOD), a leading manufacturer and supplier of high quality discrete semiconductors, primarily to the communications, computing, industrial, consumer electronics and automotive markets, announced today that it was named the 89th fastest growing technology company, according to Business 2.0 magazine.

In order to make the Top 100 list, companies were scrutinized on the basis of four financial measurements: stock performance, revenue growth, earnings growth and operating cash flow.

Business 2.0 magazine started with more than 2,000 publicly traded technology companies tracked by Zacks Investment Research. In consultation with finance professors George Foster of Stanford, Brett Trueman of the University of California at Berkeley, and Chip Ruscher of the University of Arizona, Business
2.0 created a proprietary ranking algorithm to determine the final list.

"Diodes has worked hard to deliver growth in revenue, net income, and operating cash flow even during a very difficult economic environment. Thus far this year we have outperformed the industry and we have been aggressive in bringing new, value-added products to market, so as to become the first name our customers think of for discrete devices. We have taken strategic steps to enhance our competitive position in the growing Asian market," said C. H. Chen, Diodes president and CEO.

"Diodes will continue to remain focused on our core competencies and continually improving our operating efficiency and product quality. In doing so, we believe we will be well-positioned to capture new market opportunities as industry conditions improve."

For more information, visit http://www.diodes.com or email at info@diodes.com.

About Business 2.0
Business 2.0, a magazine about insight, tools, and advantage in business, is published out of The FORTUNE Group at Time Inc., an AOL Time Warner company. For more information, visit its website at www.business2.com.

About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, serving the communications, computer, industrial, consumer electronics and automotive markets. The Company operates three Far East subsidiaries, Diodes-China (QS-9000 and ISO-14001 certified) in Shanghai, Diodes-Taiwan (ISO-9000 certified) in Taipei, and Diodes-Hong Kong. Diodes-China's manufacturing focus is on surface-mount devices destined for wireless devices, notebook computers, pagers, PCMCIA cards and modems, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. Diodes-Hong Kong covers sales warehouse and logistics functions. The Company's 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

Safe Harbor  Statement  Under the Private  Securities  Litigation  Reform Act of
1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source:  Diodes Incorporated
CONTACT:  Crocker Coulson, Partner, Coffin Communications Group;
(818) 789-0100 e-mail: crocker.coulson@coffincg.com or Carl Wertz, Chief Financial Officer, Diodes, Inc.; (805) 446-4800
Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.